Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-117105 of MuniEnhanced Fund, Inc. (the “Fund”) on Form N-2 of our report dated March 12, 2004, appearing in the January 31, 2004 Annual Report of the Fund, which is incorporated by reference in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm and Experts” in the Prospectus.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

August 23, 2004